Exhibit 1

Transactions in the Securities of the Issuer Since the Date of the Schedule 13D/A2

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Hale Capital Partners, LP

Purchase	5,280	$2.503	03/10/2025
Purchase	2,112	$2.505	03/11/2025
Purchase	185	$2.554	03/13/2025
Purchase	400	$2.538	03/13/2025
Purchase	163	$2.592	03/24/2025
Purchase	2,735	$2.505	03/31/2025
Purchase	2	$9.985	04/02/2025
Purchase	2,006	$2.483	04/07/2025
Purchase	300	$2.530	04/08/2025
Purchase	434	$2.523	04/08/2025
Purchase	528	$2.453	04/11/2025
Purchase	2,500	$2.409	04/15/2025
Purchase	1,100	$2.304	04/24/2025
Purchase	700	$2.349	04/25/2025
Purchase	1,000	$2.398	04/29/2025
Purchase	5,909	$2.344	05/06/2025
Purchase	2,000	$2.500	05/07/2025
Purchase	10,500	$2.476	05/08/2025